Exhibit 99.1

SCPHARMACEUTICALS INC.

INDEX TO FINANCIAL STATEMENTS

Index to Financial Statements as of December 31, 2016 and 2017 and for the Years Ended December 31, 2016 and 2017

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of scPharmaceuticals Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of scPharmaceuticals Inc. (the Company) as of December 31, 2017 and 2016, the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ (deficit) equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company elected to change its method of accounting for leasing transactions due to the adoption of Financial Accounting Standard Board’s Accounting Standards Update 2016-02, Leases. This change has been retrospectively applied as of January 1, 2016.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2015.

Boston, Massachusetts

March 20, 2018, except for the matter described in Change in Accounting Principle section of Note 2, as to which the date is January 3, 2019

SCPHARMACEUTICALS INC.

Balance Sheets

(in thousands, except share and per share data)

	DECEMBER 31, 2016 (as adjusted)	DECEMBER 31, 2017 (as adjusted)
Assets
Current assets
Cash	$39,282	$118,298
Prepaid expenses	101	823
VAT receivable	349	655
Other current assets	8	107

Total current assets	39,740	119,883
Restricted cash	—	182
Property and equipment, net	26	203
Right-of-use lease assets – operating (Type B), net	319	1,773
Deposits and other assets	6	7

Total assets	$40,091	$122,048

Liabilities, Convertible Preferred Stock, and Stockholders’ (Deficit) Equity
Current liabilities
Accounts payable	$1,546	$1,591
Accrued expenses	2,178	3,063
Term loan, short term	—	314
Current portion of lease obligation – operating (Type B)	56	242
Other current liabilities	8	1

Total current liabilities	3,788	5,211
Term loan, long term	—	9,105
Long term lease obligation – operating (Type B)	274	1,683
Other liabilities	—	52

Total liabilities	4,062	16,051
Commitments and contingencies (Note 13)
Series A convertible preferred stock; $0.0001 par value; 0 shares authorized at December 31, 2017; 25,749,471 and 0 shares issued and outstanding at December 31, 2016 and December 31, 2017, respectively; liquidation preference of $0 at December 31, 2017	26,502	—
Series B convertible preferred stock; $0.0001 par value; 0 shares authorized at December 31, 2017; 46,962,784 and 0 shares issued and outstanding at December 31, 2016 and December 31, 2017, respectively; liquidation preference of $0 at December 31, 2017	46,601	—
Stockholders’ (Deficit) Equity
Common stock; $0.0001 par value; 150,000,000 shares authorized at December 31, 2017; 1,070,087 and 18,534,240 shares issued and outstanding at December 31, 2016 and December 31, 2017, respectively	—	2
Additional paid-in capital	6,125	173,011
Accumulated deficit	(43,199)	(67,016)

Total stockholders’ (deficit) equity	(37,074)	105,997

Total liabilities, convertible preferred stock, and stockholders’ (deficit) equity	$40,091	$122,048

The accompanying notes are an integral part of these financial statements.

SCPHARMACEUTICALS INC.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	FOR THE YEAR ENDED DECEMBER 31,
	2015	2016	2017
Operating expenses:
Research and development	$8,267	$11,856	$14,331
General and administrative	2,577	6,054	9,105

Total operating expenses	10,844	17,910	23,436

Loss from operations	(10,844)	(17,910)	(23,436)
Fair value adjustments to Series A purchase rights	394	—	—
Other (expense) income	(68)	38	75
Interest income	—	7	341
Interest expense	—	(6,512)	(797)

Net loss and comprehensive loss	$(10,518)	$(24,377)	$(23,817)

Net loss per share, basic and diluted	$(13.78)	$(25.01)	$(8.04)

Weighted—average common shares outstanding, basic and diluted	763,112	974,660	2,962,859

The accompanying notes are an integral part of these financial statements.

SCPHARMACEUTICALS INC.

Statements of Convertible Preferred Stock and Stockholders’ (Deficit) Equity

(in thousands, except share data)

	CONVERTIBLE PREFERRED STOCK				STOCKHOLDERS’ (DEFICIT) EQUITY
	SERIES A		SERIES B		COMMON STOCK		ADDITIONAL		TOTAL
	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT	PAID-IN CAPITAL	ACCUMULATED DEFICIT	STOCKHOLDERS’ (DEFICIT) EQUITY
At December 31, 2014	9,565,679	$8,423	—	$—	707,939	$—	$190	$(8,304)	$(8,114)
Net loss	—	—	—	—	—	—	—	(10,518)	(10,518)
Issuance of Series A convertible preferred stock, net of costs of $7	8,000,000	9,650	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	8,728	—	3	—	3
Vesting of restricted stock	—	—	—	—	108,910	—	10	—	10
Stock-based compensation	—	—	—	—	—	—	379	—	379

At December 31, 2015	17,565,679	18,073	—	—	825,577	—	582	(18,822)	(18,240)
Net loss	—	—	—	—	—	—	—	(24,377)	(24,377)
Beneficial conversion features on convertible notes payable	—	—	—	—	—	—	4,653	—	4,653
Conversion of convertible notes payable to Series A convertible preferred stock	8,183,792	8,429	—	—	—	—	—	—	—
Conversion of convertible notes payable to Series B convertible preferred stock	—	—	5,962,784	5,963	—	—	—	—	—
Issuance of Series B convertible preferred stock, net of costs of $362	—	—	41,000,000	40,638	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	8,900	—	1	—	1
Vesting of restricted stock	—	—	—	—	235,610	—	13		13
Stock-based compensation	—	—	—	—	—	—	876	—	876

At December 31, 2016	25,749,471	26,502	46,962,784	46,601	1,070,087	—	6,125	(43,199)	(37,074)
Net loss	—	—	—	—	—	—	—	(23,817)	(23,817)
Issuance of common stock upon initial public offering, net of $7.1 million in underwriting discounts and commissions and $2.3 million in offering costs	—	—	—	—	7,294,968	1	92,709	—	92,710
Automatic conversion of preferred stock	(25,749,471)	(26,502)	(46,962,784)	(46,601)	10,126,771	1	73,124	—	73,125
Issuance of common stock upon exercise of stock options	—	—	—	—	39,636	—	101	—	101
Vesting of restricted stock	—	—	—	—	2,778	—	5		5
Stock-based compensation	—	—	—	—	—	—	947	—	947

At December 31, 2017	—	$—	—	$—	18,534,240	$2	$173,011	$(67,016)	$105,997

The accompanying notes are an integral part of these financial statements.

SCPHARMACEUTICALS INC.

Statements of Cash Flows

(in thousands)

	FOR THE YEAR ENDED DECEMBER 31,
	2015	2016 (as adjusted)	2017 (as adjusted)
Cash flows from operating activities
Net loss	$(10,518)	$(24,377)	$(23,817)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	4	5	17
Amortization expense – right-of-use leased assets – operating (Type B)	—	91	150
Stock-based compensation	379	876	947
Non-cash interest expense	—	6,512	198
Fair value adjustments to Series A purchase rights	(394)	—	—
Changes in operating assets and liabilities
Prepaid expenses and other assets	(85)	(214)	(1,128)
Accounts payable, accrued expenses and other liabilities	974	1,652	951

Net cash flows used in operating activities	(9,640)	(15,455)	(22,682)

Cash flows from investing activities
Purchases of property and equipment	(17)	(9)	(194)

Net cash flows used in investing activities	(17)	(9)	(194)

Cash flows from financing activities
Proceeds from common stock offering, net of underwriter discounts and offering costs	—	—	92,710
Proceeds from term loan, net of costs	—	—	9,273
Proceeds from issuance of Series A convertible preferred stock	8,000	—	—
Costs related to issuance of Series A convertible preferred stock	(7)	—	—
Proceeds from issuance of Series B convertible preferred stock	—	41,000	—
Costs related to issuance of Series B convertible preferred stock	—	(362)	(8)
Proceeds from issuance of convertible notes	—	12,600	—
Costs related to issuance of convertible notes	—	(66)	—
Proceeds from the early exercise of stock options	30	—	1
Proceeds from the exercise of vested stock options	3	1	101
Purchase of restricted stock	(9)	—	(3)

Net cash flows provided by financing activities	8,017	53,173	102,074

Net (decrease) increase in cash	(1,640)	37,709	79,198
Cash and restricted cash, beginning of year	3,213	1,573	39,282

Cash and restricted cash, end of year	$1,573	$39,282	$118,480

Supplemental cash flow information
Interest paid	$—	$—	$599
Taxes paid	—	—	14
Supplemental disclosure of non-cash activities
Conversion of convertible preferred stock into common stock	$—	$—	$73,102
Conversion of convertible notes into convertible preferred stock, including accrued interest	—	14,392	—
Beneficial conversion feature of convertible notes	—	4,653	—
Vesting of restricted stock	(10)	(13)	(5)
Reclassification of Series A purchase rights to Series A convertible preferred stock	1,657	—	—

The accompanying notes are an integral part of these financial statements.

SCPHARMACEUTICALS INC.

Notes to Financial Statements

For the Years Ended December 31, 2016 and 2017

1. Description of Business and Basis of Presentation

Description of Business

scPharmaceuticals LLC was formed as a Limited Liability Company under the laws of the State of Delaware on February 19, 2013. On March 24, 2014, scPharmaceuticals LLC was converted to a Delaware Corporation and changed its name to scPharmaceuticals Inc. (“the Company”). The Company is a pharmaceutical company focused on developing and commercializing products that have the potential to transform the way therapy is delivered, advance patient care and reduce healthcare costs. The Company’s proprietary platform is designed to enable the subcutaneous administration of therapies that have previously been limited to intravenous, or IV, delivery. The Company’s headquarters and primary place of business is Burlington, Massachusetts.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

At December 31, 2017, the Company had cash and restricted cash of $118.5 million, and working capital of $114.9 million. During the year ended December 31, 2017, the Company incurred a net loss totaling $23.8 million and used cash in operating activities totaling $22.7 million. The Company expects to continue to incur losses and use cash in operating activities in 2018.

On November 16, 2017, the Company completed an initial public offering (“IPO”), in which the Company issued and sold 6,400,000 shares of common stock at a public offering price of $14.00 per share, resulting in net proceeds of $81.0 million after deducting $6.3 million of underwriting discounts and commissions and offering costs of $2.3 million. On November 29, 2017, the Company completed the sale of an additional 894,968 shares of common stock to the underwriters under the underwriters’ option in the IPO to purchase additional shares of common stock, resulting in net proceeds of $11.7 million after deducting underwriting discounts and commissions of $0.9 million. The shares began trading on the Nasdaq Global Select Market on November 17, 2017. Upon the closing of the IPO, all of the outstanding shares of convertible preferred stock automatically converted into 10,126,771 shares of common stock at the applicable conversion ratio then in effect. Prior to the IPO, the Company has funded its operations primarily through convertible notes and the sale of equity in private placements. The Company believes that, based on its current development plans and activities, its cash balance of $118.5 million as of December 31, 2017 will be sufficient to satisfy its liquidity requirements for more than one year from the issuance date of these financial statements.

2. Significant Accounting Policies

Stock Split

On November 6, 2017, the Company effectuated a 1-for-7.180193 reverse stock split of its outstanding common stock, which was approved by the Company’s board of directors on October 27, 2017 and by the Company’s stockholders on November 6, 2017. The reverse stock split resulted in an adjustment to the preferred stock conversion prices to reflect a proportional decrease in the number of shares of common stock to be issued upon conversion. The accompanying financial statements and notes to the financial statements give retroactive effect to the reverse stock split for all periods presented. The shares of common stock retained a par value of $0.0001 per share. Accordingly, the stockholders’ (deficit) equity reflects the reverse stock split by reclassifying from common stock to additional paid-in capital in an amount equal to the par value of the decreased shares resulting from the reverse stock split.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reported periods. Significant items subject to such estimates and assumptions include accruals related to development costs and clinical activities, valuation of stock options used for the calculation of stock-based compensation prior to the Company’s IPO, valuation of common and preferred stock used in the determination of the beneficial conversion feature of convertible notes and preferred stock, and the establishment of the tax valuation allowance. Actual results could differ from those estimates.

Foreign Currency Transactions

The functional currency of the Company is the U.S. dollar. Accordingly, gains and losses resulting from translating transactions denominated in currencies and balances of assets and liabilities outstanding at the balance sheet date, other than U.S. dollars, are included in net loss in the Statements of Operations and Comprehensive Loss.

Cash

The Company places its cash with institutions with high credit quality. However, at certain times such cash may be in excess of Federal Deposit Insurance Corporation and Securities Investor Protection Corporation insurance limits. The Company has not experienced any losses with respect to these accounts.

Restricted Cash

As of December 31, 2017, the Company classified $182,000 as restricted cash related to a letter of credit issued as a security deposit in connection with the Company’s lease of its corporate office facilities.

Research and Development Costs

Research and development costs are expensed as incurred. Nonrefundable advance payments, if any, for goods or services used in research and development are initially recorded as an asset and then recognized as an expense as the related goods are delivered or services are performed. Research and development expenses include contract services, consulting, salaries, materials and supplies and overhead.

Fair Value Measurements

The Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic, Fair Value Measurements and Disclosures (“ASC 820”), provides a fair value hierarchy, which classifies fair value measurements based on the inputs used in measuring fair value. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments and is not a measure of the investment credit quality. The three levels of the fair value hierarchy are described below:

Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3—Valuations that require inputs that reflect the Company’s own assumptions that are both significant to the fair value measurement and observable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Items measured at fair value on a recurring basis included Series A purchase rights prior to their exercise in 2015 (Note 8). The carrying values of the Company’s cash and restricted cash, prepaid expenses, VAT receivable and deposits approximate their fair values due to their short term nature. The carrying value of the Company’s loan payable was considered a reasonable estimate of fair value because the Company’s interest rate is near current market rates for instruments with similar characteristics.

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in right-of-use (“ROU”) lease assets, current portion of lease obligations, and long term lease obligations on the Company’s balance sheets.

ROU lease assets represent the Company’s right to use an underlying asset for the lease term and lease obligations represent the Company’s obligation to make lease payments arising from the lease. Operating ROU lease assets and obligations are recognized at the commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The ROU lease asset also includes any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Income Taxes

The Company accounts for income taxes in accordance with the ASC 740, Income Taxes. Deferred tax assets and liabilities are recorded to reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured under enacted tax laws. A valuation allowance is required to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized.

The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions. The tax benefits recorded are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is “more likely than not” to be realized following resolution of any uncertainty related to the tax benefit, assuming that the matter in question will be raised by the tax authorities. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of income tax expense. At December 31, 2017, the Company had no such accruals.

Stock-Based Compensation

Stock-based compensation expense is recognized based on the grant-date fair value using the Black-Scholes valuation model. The Company recognizes compensation expense only for those stock-based awards expected to vest after considering expected forfeitures. Cumulative compensation expense is at least equal to the compensation expense for vested awards. Stock-based compensation is recognized on a straight-line basis over the service period of each award. Stock compensation costs have not been capitalized by the Company.

The Company accounts for stock-based awards issued to non-employees by recognizing compensation expense based on the fair value of such awards when the services are completed over the vesting period of the award.

Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company’s chief executive officer is the CODM, and he uses consolidated financial information in determining how to allocate resources and assess performance. The Company has determined that it operates in one segment. All of the Company’s assets are located in the United States.

Change in Accounting Principle

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 is intended to improve financial reporting of leasing transactions by requiring organizations that lease assets to recognize assets and liabilities for the rights and obligations created by leases that extend more than twelve months on the balance sheet. This accounting update also requires additional disclosures surrounding the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for financial statements issued for annual and interim periods beginning after December 15, 2018 for public business entities. For all other entities, it is effective for annual periods beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company elected to early adopt ASU 2016-02 as of January 1, 2018 with retrospective application to January 1, 2016, the beginning of the earliest period to be presented in the Annual Report on Form 10-K for the year ended December 31, 2018. The Company has elected the package of practical expedients permitted in ASC Topic 842. Accordingly, the Company accounted for its existing operating leases as operating leases under the new guidance, without reassessing (a) whether the contracts contain a lease under ASC Topic 842, (b) whether classification of the operating leases would be different in accordance with ASC Topic 842, or (c) whether the unamortized initial direct costs before transition adjustments (as of December 31, 2015) would have met the definition of initial direct costs in ASC Topic 842 at lease commencement. In addition, the Company does allocate the consideration between lease and non-lease components. As a result of the adoption of the new lease accounting guidance, the Company recognized on January 1, 2016 (a) a lease liability of approximately $409,000, which represents the present value of the remaining lease payments of approximately $540,000, discounted using the Company’s incremental borrowing rate of 9.63%, and (b) a right-of-use asset of approximately $396,000 which represents the lease liability of $409,000 adjusted for accrued rent of approximately $13,000. Adoption of the standard requires the Company to restate certain previously reported results, including the recognition of additional ROU assets and lease obligations for operating leases. This standard did not have a material impact on the Company’s balance sheets or cash flows from operations and had no impact on the Company’s operating results. The most significant impact was the recognition of ROU assets and lease obligations for operating leases.

Recently Issued Accounting Standards

In May 2014, the FASB and the International Accounting Standards Board jointly issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC 605 and most industry-specific guidance. The new standard requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. The update also requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for public entities for annual and interim periods within those annual periods beginning after December 15, 2017. The Company is currently evaluating the method of adoption and the potential impact this standard may have on its financial position and results of operations. The future impact of ASU 2014-09 will be dependent on the nature of the Company’s future revenue contracts and arrangements, if any.

In March 2016, the FASB issued ASU No. 2016-06, Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments (“ASU 2016-06”). This new standard simplifies the embedded derivative analysis for debt instruments containing contingent call or put options by removing the requirement to assess whether a contingent event is related to interest rates or credit risks. ASU 2016-06 is effective for financial statements issued for annual and interim periods beginning after December 15, 2016. The Company has evaluated this pronouncement and has determined there is no impact on its financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). This new standard requires recognition of the income tax effects of vested or settled awards in the income statement and involves several other aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. ASU 2016-09 is effective for financial statements issued for annual and interim periods beginning after December 15, 2016 The Company adopted this pronouncement effective January 1, 2017, and there was no material impact to its financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. This new standard requires restricted cash and restricted cash equivalents to be included as components of total cash and cash equivalents as presented on the statement of cash flows. ASU 2016-18 is effective for financial statements issued for annual and interim periods beginning after December 31, 2017. Early adoption is permitted. The Company elected to early adopt ASU 2016-18 as of January 1, 2017.

In May 2017, the FASB issued ASU No. 2017-09, Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”). This new standard clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. It requires entities to apply modification accounting guidance if the value, vesting conditions or classification of the award changes. ASU 2017-09 is effective for financial statements issued for annual and interim periods beginning after December 15, 2017. The Company has evaluated this pronouncement and has determined there is no impact on its financial statements.

3. Net Loss per Share

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period without consideration of dilutive common stock equivalents. Diluted net loss per share is the same as basic net loss per common share, since the effects of potentially dilutive securities are anti-dilutive.

Dilutive common stock equivalents are comprised of convertible preferred stock, unexercised stock options outstanding under the Company’s equity plan and unvested restricted stock.

The following table sets forth the computation of basic and diluted net loss per share of common stock (in thousands, except shares and per share data):

	FOR THE YEAR ENDED
	DECEMBER 31, 2015	DECEMBER 31, 2016	DECEMBER 31, 2017
Net loss and comprehensive loss	$(10,518)	$(24,377)	$(23,817)

Weighted—average common shares outstanding, basic and diluted	763,112	974,660	2,962,859

Net loss per share, basic and diluted	$(13.78)	$(25.01)	$(8.04)

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted net loss per share because their inclusion would be anti-dilutive (in common stock equivalent shares):

	FOR THE YEAR ENDED
	DECEMBER 31, 2015	DECEMBER 31, 2016	DECEMBER 31, 2017
Convertible preferred stock, on an as-converted basis	2,446,403	10,126,771	—
Stock options to purchase common stock	200,536	444,410	1,195,495
Unvested restricted stock	240,663	5,053	488

	2,887,602	10,576,234	1,195,983

4. Property and Equipment

Purchased property and equipment consist of the following as of December 31, (dollars in thousands):

	ESTIMATED USEFUL LIFE	2016	2017
Office equipment	5 years	$10	$10
Office furniture	7 years	—	116
Computer equipment	3 years	8	8
Leasehold improvements	Life of lease	17	95

		35	229
Less: Accumulated depreciation		(9)	(26)

Property and equipment, net		$26	$203

Depreciation expense for the periods ended December 31, 2015, 2016 and 2017 was $4,000, $5,000 and $17,000, respectively.

Leased property and equipment consist of the following (dollars in thousands):

	ESTIMATED USEFUL LIFE	2016	2017
Right-of-use lease assets - operating (Type B)	Lease term	$410	$2,014
Less: Accumulated amortization		(91)	(241)

Right-of-use lease assets - operating (Type B), net		$319	$1,773

Amortization expense for the periods ended December 31, 2015, 2016 and 2017 was $0, $91,000 and $150,000, respectively.

5. Accrued Expenses

Accrued expenses at December 31 consist of (in thousands):

	2016	2017
Contract research and development	$1,567	$1,610
Employee compensation and related costs	85	871
Consulting and professional service fees	170	287
State taxes	19	192
Financing related costs	303	90
Other	34	13

Total accrued expenses	$2,178	$3,063

6. Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”), which requires an asset and liability approach for measuring deferred taxes based on temporary differences between the financial statements and tax bases of assets and liabilities existing at each balance sheet date using enacted tax rates for the years in which taxes are expected to be paid or recovered. The tax benefit arising from the Company’s net loss has been offset by an increase in the valuation allowance.

Accordingly, the Company had no net income tax provision or benefit during the periods ended December 31, 2016 and 2017. Components of the net deferred tax asset at December 31, 2016 and 2017 are as follows (in thousands):

	2016	2017
Federal net operating loss carryforwards	$3,014	$3,672
State net operating loss carryforwards	436	1,000
Research and development tax credits	663	1,087
Accrued liabilities	32	278
Depreciation and amortization	18	10
Capitalized research and development costs	9,670	10,452
Other	103	153

	13,936	16,652
Valuation allowance	(13,936)	(16,652)

Net deferred tax asset	$—	$—

At December 31, 2017, the Company had available federal and state net operating loss carryforwards of $17.5 million and $15.8 million, respectively, which expire at various dates through 2037. In assessing the realizability of net deferred tax assets, management considers whether it is more likely than not that the net deferred tax assets will be realized. The ultimate realization of net deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management has established a full valuation allowance against the net deferred tax assets at December 31, 2016 and 2017 since it is more likely than not that these future tax benefits will not be realized. During 2017, the valuation allowance increased by $2.7 million.

At December 31, 2017, the Company had federal and state research and development credit carryforwards of $0.9 million and $0.2 million, respectively. The net credit carryforwards may be used to offset future income taxes and expire at various dates through 2037. Changes in the Company’s ownership, as defined in the U.S. Internal Revenue Code, may limit the Company’s ability to utilize the tax credit and net operating loss carryforwards.

On December 22, 2017, the United States enacted new tax reform (“Tax Cuts and Jobs Act”). The Tax Cuts and Jobs Act contains provisions with separate effective dates but is generally effective for taxable years beginning after December 31, 2017. Beginning with the year ending December 31, 2018, the maximum corporate statutory rates on U.S. earnings will be reduced from 35% to 21%. The Company has measured deferred tax assets at the enacted tax rate expected to apply when these temporary differences are expected to be realized or settled, resulting in a provisional charge of $6.9 million for the revaluation of the Company’s deferred tax assets. This charge is offset by a corresponding reduction in the valuation allowance. U.S. GAAP requires companies to recognize the effect of tax law changes in the period of enactment. Reasonable estimates were made based on the Company’s analysis of the Tax Act. These provisional amounts may be adjusted during 2018 when additional information is obtained. Additional information that may affect the Company’s provisional amounts would include further clarification and guidance on how the Internal Revenue Service will implement the Tax Act, including guidance on how state taxing authorities will implement tax reform and the related effect on the Company’s state income tax returns, completion of the Company’s 2017 tax return filings, and the potential for additional guidance from the Financial Accounting Standards Board related to the Tax Act. Other than the reduction in statutory rate, the Company does not anticipate the regulations will have a material impact on the income taxes in future years.

As discussed in Note 2, the Company adopted ASU 2016-09. Upon adoption of this standard in 2017, the Company has recognized its previously unrecognized excess tax benefits, which resulted in a cumulative-effect increase of $0.1 million to its deferred tax assets along with an increase to the corresponding valuation allowance against these deferred tax assets.

A reconciliation of income tax (expense) benefit at the statutory federal income tax rate and income taxes as reflected in the financial statements at December 31, 2015, 2016 and 2017 are as follows:

	2015	2016	2017
Federal income tax at statutory rate	34.00%	34.00%	34.00%
State income tax, net of federal benefit	5.28%	3.46%	4.85%
Research and development credits	3.14%	1.46%	2.07%
Book compensation related to stock options	(0.87)%	(0.93)%	(0.16)%
Change in income tax rate	(0.03)%	(0.18)%	—
Effect on Tax Cuts & Job Acts rate reduction	—	—	(29.15)%
Fair value adjustments to Series A purchase rights	1.27%	—	—
Non-cash interest	—	(9.08)%	—
Other	(1.51)%	(0.40)%	(0.51)%
Increase in valuation allowance	(41.28)%	(28.33)%	(11.10)%

Effective tax rate	—%	—%	—%

The Company files tax returns in the United States, Massachusetts and other states. The tax years 2014 through 2017 remain open to examination by major taxing jurisdictions to which the Company is subject, which are primarily the United States federal and Massachusetts, as carryforward attributes generated in years past may still be adjusted upon examination by the Internal Revenue Service or state tax authorities if they have or will be used in a future period. The Company is currently not under examination by the Internal Revenue Service or any other jurisdictions for any tax years. The Company recognizes both accrued interest and penalties related to unrecognized benefits in income tax expense. The Company has not recorded any interest or penalties on any unrecognized tax benefits since its inception.

A reconciliation of the beginning and ending amount of uncertain tax benefits is as follows (in thousands):

	2015	2016	2017
Beginning uncertain tax benefits	$32	$104	$178
Current year - decreases	(1)	—	(19)
Current year - increases	73	74	125

Ending uncertain tax benefits	$104	$178	$284

7. Stock-Based Compensation

Stock Options

The Company’s 2014 Stock Incentive Plan (the “2014 Stock Plan”) terminated in November 2017 effective upon the completion of the Company’s initial public offering. No additional options will be granted under the 2014 Stock Plan. At December 31, 2017, there were 1,135,587 options outstanding under the 2014 Stock Plan.

In October 2017, the board of directors approved the 2017 Stock Option and Incentive Plan (or the “2017 Stock Plan”) which became effective in November 2017, upon the closing of the initial public offering. The 2017 Stock Plan will expire in October 2027. Under the 2017 Stock Plan, the Company may grant incentive stock options, non-statutory stock options, restricted stock awards and other stock-based awards. There were 1,430,000 shares of the Company’s common stock initially reserved for issuance under the 2017 Stock Plan. In addition, the number of shares of common stock that may be issued under the 2017 Stock Plan will automatically increase on each January 1, beginning on January 1, 2018 and ending on January 1, 2027, by a number of shares equal to 4% of the Company’s shares of common stock outstanding on the immediately preceding December 31, subject to limitation. On January 1, 2018, the number of shares issuable under the 2017 Stock Plan increased by 741,389 shares.

Total stock-based compensation expense, including the effect of forfeitures, recorded in research and development and general and administrative expenses, respectively, for employees, directors and non-employees during the years ended December 31, 2015, 2016 and 2017 is as follows (in thousands):

	2015	2016	2017
Research and development	$144	$175	$159
General and administrative	235	701	788

Total	$379	$876	$947

At December 31, 2017, there were 1,372,876 options available for issuance and 59,908 options outstanding under the 2017 Stock Plan. Options granted under the 2017 Plan have a term of ten years. Vesting of options under the 2017 Stock Plan is determined by the compensation committee of the board of directors, but is generally a four-year term.

The fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following assumptions:

	2015	2016	2017
Risk-free interest rate	1.66%—1.85%	1.08%—1.58%	1.89%—2.24%
Expected dividend yield	0%	0%	0%
Expected life	6.0—6.1 years	6.0—6.4 years	5.0—7.0 years
Expected volatility	73%—80%	86%—93%	78%—88%
Weighted-average grant date fair value	$6.32	$6.51	$3.62

Due to the lack of a public market for the trading of the Company’s common stock prior to its initial public offering and the lack of company specific historical volatility, volatility was estimated using historical volatilities of similar companies. The expected life of the awards is estimated based on the simplified method, which calculates the expected life based upon the midpoint of the term of the award and the vesting period. The Company uses the simplified method because it does not have sufficient option exercise data to provide a reasonable basis upon which to estimate the expected term. The Company has no history of paying dividends nor does management expect to pay dividends over the contractual terms of these options. The risk-free interest rates are based on the United States Treasury yield curve in effect at the time of grant, with maturities approximating the expected life of the stock options.

The following table summarizes information about stock option activity during 2016 and 2017 (in thousands, except share and per share data):

	NUMBER OF SHARES	WEIGHTED- AVERAGE EXERCISE PRICE	WEIGHTED- AVERAGE REMAINING CONTRACTUAL TERM	AGGREGATE INTRINSIC VALUE
Outstanding, December 31, 2015	200,536	$4.52
Granted	254,863	8.73
Exercised	(8,900)	0.08
Forfeited	(2,089)	8.84

Outstanding, December 31, 2016	444,410	$6.99
Granted	888,497	4.82
Exercised	(39,722)	2.57
Forfeited	(97,690)	8.88

Outstanding, December 31, 2017	1,195,495	$5.38	8.89	$8,172

Vested and exercisable, December 31, 2017	190,528	$6.13	7.49	$1,135
Vested and expected to vest, December 31, 2017	997,112	$5.41	8.82	$6,770

During 2015, 2016 and 2017, the Company received $33,000, $1,000 and $102,000, respectively, upon exercise of stock options. The intrinsic value of the options exercised in 2015, 2016 and 2017 was $177,000, $64,000 and $330,000, respectively. Among those options exercised, 86 were exercised prior to vesting in 2017. Options exercised prior to vesting are held under restricted stock agreements and will vest according to the provisions under the original stock option agreements. The cash received upon early exercise of options, $1,000 in 2017, was recorded as a deposit liability on the Company’s balance sheet and will be relieved and recorded as common stock and additional paid in capital as the shares vest. The Company repurchased 1,871 unvested restricted stock shares in 2017 for $3,000. The deposit liability as of December 31, 2017 was $1,000.

Unrecognized compensation expense related to unvested awards as of December 31, 2017 was $2.7 million, net of forfeitures, and will be recognized over the remaining vesting periods of the underlying awards. The weighted-average period over which such compensation is expected to be recognized is 2.70 years.

Restricted Stock

At the time of the Company’s conversion from a Limited Liability Company to a Delaware Corporation in 2014, the Company imposed restrictions on 821,512 shares of common stock owned by a founder (“2014 Restricted Stock Awards”). The terms of the restrictions allowed for 50% of the shares to vest immediately, with the remainder of the shares vesting over 3 years. The initial vesting of the shares was deemed to be non-substantive for accounting purposes, as there was no service required for the lapse of the restrictions. The fair value of the common stock at the time of the restrictions was $1.66.

In May 2016, the Company terminated its right to repurchase the remaining unvested shares of the 2014 Restricted Stock Awards, thereby causing all unvested shares to become vested and any unrecognized compensation to be accelerated. During the year ended December 31, 2016, $0.4 million was recognized as compensation expense for the vesting of the 2014 Restricted Stock Awards.

A summary of the status of unvested 2014 Restricted Stock Awards as of December 31, 2016 and changes during the period then ended, is presented below:

	UNVESTED SHARES	WEIGHTED- AVERAGE GRANT- DATE FAIR VALUE PER SHARE
Unvested at December 31, 2015	230,993	$1.66
Vested	(230,993)	1.66

Unvested at December 31, 2016	—	—

8. Fair Value of Financial Instruments

In March 2014, the Company entered into a Series A Preferred Stock Purchase Agreement (“Series A Preferred SPA”), which authorized the sale of up to 16,000,000 shares of convertible preferred stock in two equal and separate tranches, the Initial Closing and the Milestone Closing. The Initial Closing occurred immediately and the Company issued 8,000,000 shares of Series A convertible preferred stock (Note 11). Provided that the Company achieved the milestones required to execute the Milestone Closing, the Company would issue an additional 8,000,000 shares of Series A convertible preferred stock. On April 8, 2015, the Company closed the second tranche related to the Milestone Closing, issuing the additional 8,000,000 shares of Series A convertible preferred stock.

The purchase rights were legally separable and exercisable apart from the Series A convertible preferred stock issued in the Initial Closing and, because representatives of the Series A holders hold a majority of the seats on the board of directors, the decision to complete the Milestone Closing was deemed to be outside the control of the Company. Accordingly, the Company concluded that the purchase rights represent a separate financial instrument that pursuant to ASC 480, Distinguishing Liabilities from Equity, must be separately accounted for at fair value. The Company therefore recorded, at the time of entry into the Series A Preferred SPA, a Series A purchase right liability of $1.0 million for the fair value of the Company’s obligation to sell the Series A convertible preferred stock in the Milestone Closing. The Series A purchase right liability was valued using the Black-Scholes option-pricing method to assign a value to the purchase right given the probability of milestone completion as of the valuation date. The value allocated to the Series A purchase rights reduced the amount allocated to the carrying value of the Series A convertible preferred stock on the Company’s balance sheet.

Immediately prior to the Milestone Closing, on April 7, 2015, the Company calculated the fair value of the Series A purchase rights to be $1.7 million using the Black-Scholes option-pricing method. The significant assumptions used as inputs in the Black-Scholes valuation on April 7, 2015 were as follows:

Stock price	$1.21
Years to Maturity	0
Risk-free interest rate	0.02%
Volatility	42%

The fair value of the Series A purchase rights exercised was reclassified to Series A convertible preferred stock on the Company’s balance sheet.

The Company reports the change in fair value during each period as a non-operating gain or loss recorded as a component of other (expense) income in the statement of operations. The table presented below is a summary of changes in the fair value of the Company’s Level 3 valuation for the Series A purchase rights for the year ended December 31, 2015 (in thousands):

Beginning balance as of December 31, 2014	$2,051
Change in fair value during period	(394)
Fair value of Series A purchase rights exercised	(1,657)

Ending balance as of December 31, 2015	$—

9. Term Loan

In May 2017, the Company entered into a loan and security agreement, or 2017 Loan Agreement, with Solar Capital Ltd. and Silicon Valley Bank for $10.0 million. The 2017 Loan Agreement has a maturity date of May 1, 2021.

In connection with the 2017 Loan Agreement, the Company entered into an exit fee agreement which provides for an aggregate payment of 4% of the loan commitment, or $400,000, to the lenders upon the occurrence of an exit event, including an initial public offering. The Company concluded that the exit payment obligation met the definition of a derivative that was required to be accounted for as a separate unit of accounting. The Company recorded the issuance-date fair value of the payment obligation of $392,000 as a derivative liability in the Company’s balance sheet. The Company paid the fee in November 2017 in conjunction with the Company’s IPO.

Debt issuance costs for the 2017 Loan Agreement amounting to $727,000, including the exit payment obligation, were recorded as a debt discount and will be amortized to interest expense over the remaining term of the 2017 Loan Agreement using the effective-interest method.

The interest rate under the 2017 Loan Agreement is LIBOR plus 8.45%, and there is an interest-only period until November 30, 2018, followed by a 30-month principal and interest period. The rate at December 31, 2017 was 9.82938%. Pursuant to the 2017 Loan Agreement, the Company provided a first priority security interest in all existing and after-acquired assets, excluding intellectual property, owned by the Company.

As of December 31, 2017, unpaid borrowings under the 2017 Loan Agreement totaled $10.0 million. For the year ended December 31, 2017, the Company recorded $146,000 related to the amortization of debt discount associated with the 2017 Loan Agreement.

The 2017 Loan Agreement allows the Company to voluntarily prepay all (but not less than all) of the outstanding principal at any time. A prepayment premium of 3% or 1% through the one year anniversary and thereafter, respectively, would be assessed on the outstanding principal. A final payment fee of $250,000 is due upon the earlier to occur of the maturity date or prepayment of such borrowings. For the year ended December 31, 2017, the Company recorded $52,000 related to the amortization of the final payment fee associated with the 2017 Loan Agreement.

In an event of default under the 2017 Loan Agreement, the interest rate will be increased by 5% and the balance under the loan may become immediately due and payable at the option of the lenders.

The 2017 Loan Agreement includes restrictions on, among other things, the Company’s ability to incur additional indebtedness, change the name or location of the Company’s business, merge with or acquire other entities, pay dividends or make other distributions to holders of its capital stock, make certain investments, engage in transactions with affiliates, create liens, sell assets or pay subordinated debt.

Total term loan and unamortized debt discount balances are as follows (in thousands):

DECEMBER 31, 2017
Face value	$10,000
Less: discount	(581)

Total	$9,419
Less: current portion	(314)

Long-term portion	$9,105

As of December 31, 2017, future principal payments due under the 2017 Loan Agreement are as follows (in thousands):

Year ended:
December 31, 2018	$333
December 31, 2019	4,000
December 31, 2020	4,000
December 31, 2021	1,667

Total minimum principal payments	$10,000

10. Convertible Notes

On January 21, 2016, the Company executed a Convertible Note Purchase Agreement (“the January 2016 Convertible Note Purchase Agreement”) under which the Company was authorized to issue $7.5 million in convertible promissory notes in an initial closing, subsequent closing and a second closing tied to the achievement of development milestones. The initial closing occurred on January 21, 2016 whereby the Company issued $3.0 million of convertible notes pursuant to the January 2016 Convertible Note Purchase Agreement.

In January and February 2016, the Company issued $0.7 million of additional convertible notes as part of the subsequent closing to the January 2016 Convertible Note Purchase Agreement.

The Company achieved the development milestones in May 2016 and, as such, was able to draw on the second closing of the January 2016 Convertible Note Purchase Agreement.

In May and June 2016, the Company issued $3.7 million of additional convertible notes as part of the second closing to the January 2016 Convertible Note Purchase Agreement.

On July 1, 2016, the Company executed the First Amendment to Note Purchase Agreement which replaced the principal amount of notes to which Company could issue with $8.2 million. On July 7, 2016, the Company issued $0.6 million of additional convertible notes under the First Amendment to Note Purchase Agreement.

Principal and interest on all note issuances under the January 2016 Convertible Note Purchase Agreement, which accrued at a rate of 8% per annum, was due and payable upon the earlier of written demand by holders of the requisite noteholders any time on or after January 21, 2017, unless earlier converted upon automatic conversion at (i) a “Qualified Equity Financing” where such transaction results in the Company having raised gross proceeds of at least $15.0 million or (ii) a “Qualified IPO” where the Company sells shares of common stock to investors at a price per share equal to at least $21.55 and gross proceeds to the Company of at least $35.0 million, or upon optional conversion at (i) a “Non-Qualified Equity Financing” or (ii) a “Non-Qualified IPO” or upon the sale of the Company.

Certain of the conversion features of the notes under the January 2016 Convertible Note Purchase Agreement allowed holders to convert principal and interest on each issuance into shares of the Company at a discount. The conversion price was equal to eighty percent (80%) of the per share price at which shares of equity financing securities or common stock are to be sold.

Based on the terms of the notes under the January 2016 Convertible Note Purchase Agreement and the Company’s assessment that conversion of the notes prior to maturity in a “Qualified Equity Financing” was the predominant feature, the Company determined that the notes were share-settled debt, and as such accreted the notes over their term, to the value of the preferred stock into which the notes would be converted, $9.9 million, recognizing accretion to the redemption value through the date the convertible notes were converted as interest expense.

Upon maturity, the noteholders had the option to convert any outstanding principal and accrued but unpaid interest into shares of Series A convertible preferred stock at a purchase price equal to $1.00. This embedded conversion feature met the definition of a beneficial conversion feature and was recognized by allocating a portion of the proceeds equal to the intrinsic value of the beneficial conversion feature measured at the commitment date, or $4.7 million, to additional paid in capital. The accretion of the beneficial conversion feature was recognized through the date the convertible notes were converted as interest expense.

The Company allocated $38,000 in transaction costs as a discount to the notes.

On August 22, 2016, the Company executed the Second Amendment to Note Purchase Agreement and Election to Convert. This amendment added a conversion option to convert the outstanding principal and accrued but unpaid interest into Series A convertible preferred stock at a purchase price equal to $1.00. At that time, the convertible notes, plus accrued interest, converted into 8,183,792 shares of Series A convertible preferred stock pursuant to the new redemption feature (Note 11).

The amendment was treated as an extinguishment of debt which required the carrying value of the debt to be derecognized and the fair value of the debt to be recognized as new debt. At the amendment date, the carrying value of the debt included principal of $8.0 million, and accrued interest, accretion to the redemption value, and accretion of the beneficial conversion feature of $0.2 million, $0.9 million, and $2.1 million, respectively. Additionally, the unamortized beneficial conversion feature of $2.6 million was allocated to the carrying value of the debt and the fair value of the new debt was established at $8.4 million. The intrinsic value of the beneficial conversion feature was measured at the amendment date, $0.3 million, and recorded as a reduction in additional paid in capital. The loss on extinguishment of $1.8 million was recorded as interest expense.

On August 22, 2016, the Company executed a Note Purchase Agreement (“the August 2016 Note Purchase Agreement”) under which the Company was authorized to issue $10.0 million in convertible promissory notes in an initial closing, second closing, third closing, and subsequent closings. The second closing was subject to the second closing development milestone. The third closing was subject to the third closing development milestone. The subsequent closings had to occur on or before the occurrence of the third closing.

The initial closing occurred on August 22, 2016 whereby the Company issued $4.0 million of convertible notes pursuant to the August 2016 Note Purchase Agreement.

In September 2016, the Company issued $0.7 million of additional convertible notes as part of the subsequent closing to the August 2016 Note Purchase Agreement.

Principal and interest on all note issuances under the August 2016 Note Purchase Agreement, which accrued at a rate of 8% per annum, was due and payable upon the earlier of written demand by holders of the requisite noteholders any time on or after August 22, 2017, unless sooner accelerated upon automatic conversion at (i) a “Qualified Equity Financing” where such transaction results in the Company having raised gross proceeds of at least $25.0 million or (ii) a “Qualified IPO” where the Company sells shares of common stock to investors at a price per share equal to at least $21.55 and gross proceeds to the Company of at least $40.0 million, or upon optional conversion at (i) a “Non-Qualified Equity Financing” or (ii) a “Non-Qualified IPO” or upon the sale of the Company.

Certain of the conversion features of the notes under the August 2016 Note Purchase Agreement allowed holders to convert principal and interest on each issuance into shares of the Company at a discount. For the Qualified Equity Financing, the conversion price was equal to ninety percent (90%), if converted before the 60th day following the initial closing, or eighty percent (80%), thereafter, of the per share price at which shares of equity financing securities or common stock are to be sold. For all other applicable conversion features, the conversion price was equal to eighty percent (80%) of the per share price.

Based on the terms of the notes under the August 2016 Convertible Note Purchase Agreement and the Company’s assessment that conversion of the notes prior to maturity in a “Qualified Equity Financing” was the predominant feature, the Company determined that the notes were share-settled debt, and as such accreted the notes over their term, to the value of the preferred stock into which the notes would be converted, $5.8 million, recognizing accretion to the redemption value through the date the convertible notes were converted as interest expense.

Upon maturity, the noteholders have the option to convert any outstanding principal and accrued but unpaid interest into shares of Series A convertible preferred stock at a purchase price equal to $1.00. This embedded conversion feature meets the definition of a beneficial conversion feature and was recognized by allocating a portion of the proceeds equal to the intrinsic value of the beneficial conversion feature measured at the commitment date, or $0.2 million, to additional paid in capital. The accretion of the beneficial conversion feature was recognized through the date the convertible notes were converted as interest expense.

The Company allocated $28,000 in transaction costs as a discount to the notes.

On December 22, 2016, pursuant to the August 2016 Note Purchase Agreement and in connection with the issuance of Series B convertible preferred stock (Note 11), the convertible notes and accrued interest converted into 5,962,784 shares of Series B convertible preferred stock.

The redemption was treated as an extinguishment of debt which required the carrying value of the debt to be derecognized and the fair value of the debt to be recognized as new debt. At the redemption date, the carrying value of the debt included principal of $4.7 million, and accrued interest, accretion to the redemption value, and accretion of the beneficial conversion feature of $120,000, $356,000, and $60,000, respectively. Additionally, the unamortized portion of the beneficial conversion feature of $126,000 was allocated to the carrying value of the debt and the fair value of the new debt was established at $6.0 million. The beneficial conversion feature at the conversion date was determined to be out of the money and, as such, was derecognized. The loss on extinguishment of $1.0 million was recorded as interest expense.

11. Convertible Preferred Stock

On March 24, 2014, the Company entered into a Series A Preferred Stock Purchase Agreement (“Series A Preferred SPA”). Per the Series A Preferred SPA, the Company agreed to sell to the Purchasers, for cash, an aggregate of up to 16,000,000 shares of Series A convertible preferred stock, par value $0.0001 per share, for the purchase price of $1.00 per share over two closings, an Initial Closing and a Milestone Closing. In addition, pursuant to the convertible note agreements, the Convertible Notes converted into 1,315,679 shares of Series A convertible preferred stock at the Initial Closing. The Initial Closing occurred on the date of the Series A Preferred SPA and the Milestone Closing was to occur on the 15th business day following delivery of the Milestone Closing Notice. This Milestone Closing was subject to the Company achieving several milestones related to its pharmaceutical and device development programs.

In conjunction with the execution of the Series A Preferred SPA, the Company received $8.0 million from the sale of 8,000,000 shares of Series A convertible preferred stock, par value $0.0001, at a price of $1.00 per share at the Initial Closing. Costs associated with the financing were $0.2 million resulting in net cash received of $7.8 million.

In October 2014, the Series A Preferred SPA was amended to include an additional investment of $250,000. The Company received $250,000 from the sale of 250,000 shares of Series A convertible preferred stock, par value $0.0001, at a price of $1.00 per share on October 14, 2014.

On April 8, 2015, the Company received $8.0 million from the sale of 8,000,000 shares of Series A convertible preferred stock, par value $0.0001, at a price of $1.00 per share at the Milestone Closing of the Series A Preferred SPA. Costs associated with the financing were $7,000 resulting in net cash received of $7,993,000.

On August 22, 2016, pursuant to the January 2016 Convertible Note Purchase Agreement, the Company issued 8,183,792 shares of Series A convertible preferred stock upon conversion of the underlying convertible notes (Note 10).

On December 22, 2016, the Company entered into a Series B Preferred Stock Purchase Agreement (“Series B Preferred SPA”). Per the Series B Preferred SPA, the Company agreed to sell to the Purchasers, for cash, an aggregate of up to 46,962,784 shares of Series B convertible preferred stock, par value $0.0001 per share, for the purchase price of $1.00 per share. As part of the Series B Preferred SPA, pursuant to the August 2016 Note Purchase Agreement, the underlying convertible notes converted into 5,962,784 shares of Series B convertible preferred stock (Note 10).

In conjunction with the execution of the Series B Preferred SPA, the Company received $41.0 million from the sale of 41,000,000 shares of Series B convertible preferred stock, par value $0.0001, at a price of $1.00 per share. Costs associated with the financing were $0.4 million resulting in net cash received of $40.6 million.

On November 16, 2017, immediately prior to the closing of the IPO, the Company’s Series A convertible preferred stock and the Series B convertible preferred stock, collectively “Convertible Preferred Stock”, converted into 10,126,771 shares of common stock.

Prior to their conversion into shares of common stock, the Convertible Preferred stock had the following characteristics:

Dividends

Holders of each share of Series A convertible preferred stock were entitled to receive non-cumulative cash dividends, prior and in preference to any declaration or payment of any dividend on shares of common stock at the rate of six percent of the Series A original issue price, payable only when, as and if declared by the Board of Directors.

Through December 31, 2017, holders of each share of Series B convertible preferred stock were entitled to receive non-cumulative cash dividends, prior and in preference to any declaration or payment of any dividend on shares of common stock at the rate of six percent of the Series B original issue price, payable only when, as and if declared by the Board of Directors.

From and after January 1, 2018, dividends at the rate per annum of six percent were to accrue on each share of Series B Preferred Stock and would become payable at the election of the Board of Directors in cash. In no event should the value of the Series B Preferred Stock dividend exceed twenty percent of the Series B original issue price on a cumulative basis.

Voting Rights

Holders of each share of Convertible Preferred Stock were entitled to that number of votes equal to the number of whole shares of common stock into which a holder’s shares of Convertible Preferred Stock could be converted as of the record date of any vote.

Conversion Rights

Shares of Convertible Preferred Stock were convertible, at the option of the holder, into shares of the Company’s common stock at a conversion value determined by dividing the Series A original issue price or the Series B original issue price, as the case may be, by the applicable conversion price. The Series A conversion price of $7.180193 (which reflects the stock split described in Note 2) and the Series B conversion price of $7.180193 (which reflects the stock split described in Note 2) are collectively referred to as the “Conversion Price”. All outstanding shares of Convertible Preferred Stock automatically converted into common stock upon the closing of the Company’s IPO.

Liquidation Preference

In the event of any liquidation, dissolution or winding-up of the Company, which would include the sale of the Company, the Series B convertible preferred stockholders were entitled to be paid, before any distribution or payment could be made upon the holders of Series A convertible preferred stock or common stock, an amount per share equal to the Series B original issue price, plus any Series B original dividend declared but unpaid thereon, plus any unpaid Series B accruing dividends accrued thereon, beginning in January 2018, plus any other dividends declared but unpaid thereon. Any assets remaining following the preferential distribution to the holders of Series B convertible preferred stock would have been available for distribution to the holders of Series A convertible preferred stock in an amount per share equal to the Series A original issue price, plus any dividends declared but unpaid thereon. In the event that assets remained after all the preferential amounts required to be paid to the holders of shares of preferred stock are paid, the remaining assets would have been distributed among the holders of the shares of preferred stock and common stock, ratably among all holders of preferred stock and common stock pro-rata based on the number of shares held by each holder, treating the preferred stock as if they had been converted to common stock prior to such liquidation, dissolution, or winding-up.

The maximum amount distributed to holders of Series B convertible preferred stock would have been the greater of three times the Series B original issue price or the amount the holders would have received if all shares of Series B convertible preferred stock had been converted into common stock immediately prior to such liquidation, dissolution or winding-up of the Company. The maximum amount distributed to holders of Series A convertible preferred stock would have been the greater of three times the Series A original issue price or the amount the holders would have received if all shares of Series A convertible preferred stock had been converted into common stock immediately prior to such liquidation, dissolution or winding-up of the Company.

Because a majority of voting power of the outstanding common stock could be obtained without the Company’s approval, redemption of the Convertible Preferred Stock could have been triggered. This required the Company to record the Convertible Preferred Stock in temporary equity between liabilities and equity in the balance sheet. Convertible Preferred Stock was recorded net of issuance costs.

Registration Rights

The holders of shares of Convertible Preferred Stock were entitled to certain demand registration rights with respect to these securities, as set forth in the investors’ rights agreement between the Company and the holders of these securities. These registration rights would require the Company to use its commercially reasonable efforts to register the shares of the Company’s common stock underlying the Convertible Preferred Stock under the Securities Act of 1933, subject to certain conditions and limitations. The cost of registration would be incurred by the Company.

12. Stockholders’ Equity

Common Stock

As of December 31, 2017, the Company has 150,000,000 and 10,000,000 shares of common stock and preferred stock, par value $0.0001 per share, authorized, respectively.

The Company issued 8,900 and 39,722 additional shares in 2016 and 2017, respectively, as a result of restricted stock issuances and stock option exercises. In addition, the Company repurchased 1,871 shares of unvested restricted stock in 2017. At December 31, 2017, the Company had 18,534,728 shares outstanding of which 488 represented unvested restricted stock. Voting, dividend and liquidation rights of the holders of the common stock are subject to the Company’s articles of incorporation, corporate bylaws and underlying shareholder agreements.

Dividend Rights

Common stockholders are entitled to receive dividends at the sole discretion of the board of directors of the Company. There have been no dividends declared on common stock as of December 31, 2017.

Voting Rights

The holders of common stock are entitled to one vote for each share of common stock along with all other classes and series of stock of the Company on all actions to be taken by the stockholders of the Company, including actions that would amend the certificate of incorporation of the Company to increase the number of authorized shares of the common stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, the holders of common stock shall be entitled to share in the remaining assets of the Company available for distribution.

Reserved Shares

The Company has reserved 1,195,495 shares of common stock for the exercise of outstanding options to purchase common stock.

Deferred Offering Costs

Costs relating to the Company’s initial public offering of $2.3 million, consisting of legal, accounting and other direct fees and costs, were initially capitalized and subsequently offset against the Company’s IPO proceeds upon the close of the offering in November 2017. There were no deferred offering costs capitalized as of December 31, 2017.

13. Commitments and Contingencies

Operating Leases

The Company entered into noncancelable operating leases for office facilities and equipment located in Lexington, MA and Burlington, MA through December 31, 2022 and November 30, 2022, respectively. The leases do not include renewal options and, in the normal course of business, it is expected that these leases will be renewed. Rent expense under the operating leases totaled $0.1 million, $0.2 million and $0.3 million for the years ended December 31, 2015, 2016 and 2017, respectively.

Certain leases provide for increases in future minimum annual rental payments as defined in the lease agreements. The leases generally also include real estate taxes and common area maintenance (“CAM”) charges in the annual rental payments.

Pursuant to the terms of its lease agreement for the Company’s headquarters, the Company obtained a letter-of-credit in the amount of approximately $182,000 as security on the lease obligation. The letter-of credit is listed as restricted cash on the Company’s balance sheets.

Short-term leases are leases having a term of twelve months or less. The Company recognizes short-term leases on a straight-line basis and does not record a related lease asset or liability for such leases.

The following is a maturity analysis of the annual undiscounted cash flows of the operating lease liabilities as of December 31, 2017 (in thousands):

Year ended:
December 31, 2018	$431
December 31, 2019	499
December 31, 2020	512
December 31, 2021	524
December 31, 2022	497

Total minimum lease payments	$2,463

	YEARS ENDED DECEMBER 31,
	2016	2017
Lease cost:
Operating lease cost	$157	$290
Short-term lease cost	—	3

Total lease cost	$157	$293

Other information
Cash paid for amounts included in the measurement of lease liabilities	$130	$92
Operating cash flows from operating leases	$11	$141
Weighted-average remaining lease term - operating leases	5.3 years	4.9 years
Weighted-average discount rate - operating leases	9.6%	10.1%

14. 401(k) Savings Plan

In July 2014, the Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code covering all of its employees. Employees may make contributions by withholding a percentage of their salary. The plan includes an employer match equal to 100% on the first 3% of deferred compensation and an additional 50% on the next 2% of deferred compensation. During the years ended December 31, 2015, 2016 and 2017, the Company has recognized compensation expense of $83,000, $122,000 and $165,000 for the employer match contribution.

15. Subsequent Events

In February 2018, the Company signed a sublease agreement for its facility located in Lexington, MA. The initial term is three years with an extension term through December 2022.

There were no other significant subsequent events between December 31, 2017 and through the date the financial statements are available to be issued.